Filed Pursuant to Rule 424(b)(3)

Registration No. 333-97221

PROSPECTUS SUPPLEMENT NO. 9

DATED AUGUST 27, 2003

TO

PROSPECTUS DATED AUGUST 16, 2002

SAFLINK CORPORATION

29,421,694 Shares of Common Stock

This prospectus supplements the prospectus dated August 16, 2002 of SAFLINK Corporation, as amended by prospectus supplements dated September 26, 2002, October 10, 2002, October 17, 2002, November 27, 2002, March 6, 2003, May 6, 2003, July 21, 2003, and August 12, 2003, relating to the public offering and sale by selling stockholders described therein. This prospectus supplement should be read in conjunction with the prospectus, as supplemented to date, and this prospectus supplement is qualified by reference to the prospectus, as supplemented to date, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Appointment of New Member to Board of Directors

On August 25, 2003, we announced that Gordon Fornell, United States Air Force Lieutenant General (Retired), had been appointed to our Board of Directors.

General Fornell has broad, extensive background in military procurement leadership positions. He served in senior acquisition leadership roles in the U.S. Air Force Systems Command and Air Force Materiel Command for more than 10 years, and worked in research, development, and acquisition positions for nearly 20 years prior. He was Commander of the Electronic Systems Center at Hanscom Air Force Base in Massachusetts from 1988-1993, and Senior Military Assistant to the Secretary of Defense from 1987-1988. He also commanded the Armament Division at Eglin Air Force Base, Florida from 1985-1987.

NOTICE TO CALIFORNIA INVESTORS ONLY

In the State of California, sales will be limited to those California investors who have either: (i) a minimum net worth of not less than $250,000 (exclusive of their home, home furnishings, and automobile) and a gross annual income during 2001, and estimated during 2002, of $65,000 or more from all sources; or (ii) a minimum net worth of $500,000 (exclusive of their home, home furnishings, and automobile). Assets included in the computation of net worth may be valued at fair market value. Moreover, each California investor purchasing shares common stock offered hereby will be required to execute a representation that it comes within one of the above referenced categories in order for us to determine that all California investors meet the required suitability standards.

The date of this prospectus supplement is August 27, 2003.